Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Sysorex, Inc. and Subsidiary on Form S-8 [File No. 333-230904; File No. 333-227639] of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 29, 2021, with respect to our audits of the consolidated financial statements of Sysorex Inc. and Subsidiary as of December 31, 2020 and 2019 and for the years ended December 31 2020 and 2019, which report is included in this Annual Report on Form 10-K of Sysorex Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp
New York, NY

March 29, 2021